Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2010 Results

First Quarter Highlights

•                  Total revenue increased 3% to $1.9 billion with a decline in organic revenue of 3%

•                  EPS from continuing operations was $0.63 and adjusted EPS from continuing operations, excluding certain items, increased 11% to $0.83

•                  Brokerage revenue increased 3% to $1.6 billion with a decline in organic revenue of 3%

•                  Brokerage operating margin was 16.2% and the adjusted operating margin, excluding certain items, was similar to the prior year quarter at 20.5%

•                  Consulting revenue increased 4% to $322 million with a decline in organic revenue of 1%

•                  Consulting operating margin was 15.2% and the adjusted operating margin, excluding certain items, increased 60 basis points to 17.4%

•                  Repurchased 1.2 million shares of common stock for $50 million

•                  Completed acquisition of J.P. Morgan Compensation and Benefits Strategies Division of J.P. Morgan Retirement Plan Services, LLC

CHICAGO, IL — April 30, 2010 - Aon Corporation (NYSE: AON) today reported results for the first quarter ended March 31, 2010.

Net income attributable to Aon stockholders was $178 million or $0.63 per share, compared to $280 million or $0.96 per share for the prior year quarter.  The prior year quarter included an $83 million pretax gain related to the U.S. pension curtailment and a $43 million after-tax gain on the sale of Automobile Insurance Specialists (AIS).  Net income attributable to Aon stockholders from continuing operations decreased 23% to $178 million or $0.63 per share, compared to $230 million or $0.79 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations per share, excluding certain items, increased 11% to $0.83 compared to $0.75 for the prior year quarter.  Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 12 of this press release.

“Our first quarter results reflect solid operational performance across both the Brokerage and Consulting segments.  Despite difficult economic and soft market conditions and a 48 percent decline in investment income, on an adjusted basis, we held total operating margins constant and increased EPS from continuing operations 11 percent,” said Greg Case, president and chief executive officer.  “Our restructuring programs are expected to deliver additional cost savings and margin improvement, while the substantial investments across our organization in areas such as construction, professional liability and retirement consulting continue to strengthen our client-serving capability.  Finally, our balance sheet and strong cash flow provide significant financial flexibility to create long-term shareholder value, as highlighted by the repurchase of an additional $50 million of stock during the quarter.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue increased 3% to $1.9 billion from the prior year quarter due to a 6% increase from foreign currency translation and a 1% increase from acquisitions, primarily Allied North America, net of dispositions, partially offset by a 3% organic revenue decline in commissions and fees and a $12 million or 48% decline in investment income.

Total operating expenses increased 10% or $151 million to $1.6 billion due primarily to an estimated $92 million unfavorable impact from foreign currency translation and a $33 million increase in restructuring related expenses, partially offset by benefits related to the 2007 and Aon Benfield restructuring programs.  The prior year quarter expenses included an $83 million pension curtailment gain.

Restructuring expenses were $76 million in the first quarter compared to $43 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for both the 2007 and Aon Benfield restructuring programs are detailed on page 13 of this release.

Restructuring savings in the first quarter related to the 2007 restructuring program are estimated at $110 million compared to $41 million in the prior year quarter.  Of the estimated restructuring savings in the first quarter, $92 million were related to the Brokerage segment primarily from workforce reductions.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to deliver $536 million of annualized run-rate cost savings by the end of 2010.

Restructuring savings in the first quarter related to the Aon Benfield restructuring program are estimated at $22 million.  Before any potential reinvestment of savings, the Benfield restructuring program is expected to deliver cumulative cost savings of $90-100 million in 2010 and $122 million in 2011.

Currency fluctuations in the first quarter favorably impacted net income from continuing operations by $0.04 per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations decreased to 24.9% in the first quarter compared to 31.5% for the prior year quarter.  The first quarter was favorably impacted by certain deferred tax adjustments.  The prior year quarter reflected an underlying tax rate on operations of approximately 29%, plus the impact of a non-cash deferred tax expense on the U.S. pension curtailment gain.  The Company anticipates an underlying effective tax rate on continuing operations of 28% for 2010.

Average diluted shares outstanding decreased to 283.4 million in the first quarter compared to 292.0 million in the prior year quarter due primarily to the Company’s share repurchase program.  During the quarter, the Company repurchased 1.2 million shares of common stock for $50 million.  The company has approximately $215 million remaining under the share repurchase program previously authorized in 2005 and $2 billion under the share repurchase program previously authorized in 2010.

Discontinued Operations after-tax income had no impact on results in the first quarter compared to an after-tax gain of $50 million or $0.17 per share in the prior year quarter.  The prior year quarter primarily includes a $43 million after-tax gain on the sale of AIS.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the first quarter of 2010 and 2009.  The first quarter segment reviews provided below include supplemental information related to organic revenue growth, adjusted operating income and operating margin which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue Growth” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 12 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	First Quarter Ended			Less:	Acquisitions,	Organic
Commissions,	Mar 31,	Mar 31,	%	Currency	Divestitures,	Revenue
Fees and Other	2010	2009	Change	Impact	Other	Growth
Retail	$1,186	$1,124	6%	6%	3%	(3)%
Reinsurance	388	395	(2)	4	(2)	(4)
Subtotal	$1,574	$1,519	4%	6	1	(3)
Investment Income	13	24	(46)%
Total Revenue	$1,587	$1,543	3%

Risk and Insurance Brokerage Services total revenue increased 3% to $1.6 billion compared to the prior year quarter due to a 6% favorable impact from foreign currency translation on commissions and fees and a 1% increase from acquisitions, primarily Allied North America, net of dispositions, partially offset by a 3% organic revenue decline in commissions and fees revenue and an $11 million or 46% decline in investment income.

Retail organic revenue declined 3% compared to the prior year quarter.  By geographic region in Retail, the Americas organic revenue declined 5% due to an unfavorable timing impact for certain renewal business and the impact of soft pricing, lower exposure units and lower construction demand in U.S. Retail, partially offset by solid growth in Latin America.  U.K. organic revenue decreased 2% due primarily to weak economic conditions, partially offset by strong growth in captives business.  EMEA organic revenue decreased 2% due to weak economic conditions and lower exposure units in Continental Europe and Ireland, partially offset by modest growth in emerging markets.  APAC organic revenue increased 1% reflecting strong growth in emerging markets, partially offset by soft market conditions in Australia.  Reinsurance organic revenue decreased 4% due primarily to higher cedent retentions globally in treaty placements and lower facultative and capital markets transactions, partially offset by new business growth in the Americas for treaty placements.

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2010	2009	Change
Revenue	$1,587	$1,543	3%
Expenses
Compensation and benefits	951	837	14
Other expenses	379	383	(1)
Total operating expenses	1,330	1,220	9

Operating income	$257	$323	(20)%
Operating margin	16.2%	20.9%

Operating income - adjusted	$326	$316	3%
Operating margin - adjusted	20.5%	20.5%

Compensation and benefits for the first quarter increased 14% or $114 million compared to the prior year quarter including a $53 million unfavorable impact from foreign currency translation and a $24 million increase in restructuring related costs, partially offset by benefits related to the restructuring programs.  The prior year quarter included a $58 million pension curtailment gain.  Other expenses for the first quarter decreased 1% or $4 million from the prior year quarter due primarily to benefits related to the restructuring programs, partially offset by a $24 million unfavorable impact from foreign currency translation.  The prior year quarter included $10 million of Benfield integration costs.

First quarter operating income decreased 20% to $257 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 3% or $10 million to $326 million and operating margin was similar to the prior year quarter at 20.5% due primarily to benefits of the restructuring programs, offset by lower organic revenue, an $11 million or 46% decrease in investment income and an unfavorable margin impact from foreign currency translation.

CONSULTING

(millions)	First Quarter Ended			Less:	Less: Acquisitions,	Organic
Commissions,	Mar 31,	Mar 31,	%	Currency	Divestitures,	Revenue
Fees and Other	2010	2009	Change	Impact	Other	Growth
Services	$275	$263	5%	6%	—%	(1)%
Outsourcing	47	45	4	7	1	(4)
Subtotal	$322	$308	5%	6%	—%	(1)%
Investment Income	—	1	(100)%
Total Revenue	$322	$309	4%

Consulting total revenue increased 4% to $322 million compared to the prior year quarter due primarily to a 6% favorable impact from foreign currency translation, partially offset by a 1% decline in organic commissions and fees revenue.  Organic revenue in Services decreased 1% primarily reflecting the impact of weak economic conditions in our health and benefits and retirement consulting businesses, partially offset by strong growth in global compensation consulting.  Organic revenue in Outsourcing declined 4% due to lower payroll counts impacting certain employee benefits and retirement outsourcing contracts.

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2010	2009	Change
Revenue	$322	$309	4%
Expenses
Compensation and benefits	196	162	21
Other expenses	77	77	—
Total operating expenses	273	239	14

Operating income	$49	$70	(30)%
Operating margin	15.2%	22.7%

Operating income - adjusted	$56	$52	8%
Operating margin - adjusted	17.4%	16.8%

Compensation and benefits for the first quarter increased 21% or $34 million from the prior year quarter including a $10 million unfavorable impact from foreign currency translation and a $3 million increase in restructuring related costs, partially offset by benefits related to the 2007 restructuring program.  The prior year quarter included a $21 million pension curtailment gain.  Other expenses were similar to the prior year quarter due primarily to benefits related to the 2007 restructuring program, partially offset by a $5 million unfavorable impact from foreign currency translation.

First quarter operating income decreased 30% to $49 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 8% or $4 million to $56 million and operating margin increased 60 basis points to 17.4% versus the prior year quarter due primarily to benefits related to the 2007 restructuring program, partially offset by lower organic revenue.

INCOME FROM CONTINUING OPERATIONS

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2010	2009	Change
Risk and Insurance Brokerage Services	$257	$323	(20)%
Consulting	49	70	(30)
Unallocated expenses	(33)	(27)	22
Operating income from continuing operations before tax	$273	$366	(25)%
Interest income	1	7	(86)
Interest expense	(34)	(29)	17
Other income (expense)	7	(1)	N/A
Income from continuing operations before tax	$247	$343	(28)%

Unallocated expenses increased $6 million to $33 million due primarily to higher performance-based incentive compensation.  Interest income decreased $6 million compared to the prior year quarter due primarily to lower cash balances and lower income related to certain private equity securities.  Interest expense increased $5 million to $34 million due to an increase in the average rate on outstanding debt.  Other income was $7 million including $4 million related to gains on sales of certain businesses.

Conference Call and Webcast Details

The Company will host a conference call on Friday, April 30, 2010 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 36,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007, 2008, and 2009, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007, 2008 and 2009 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and to realize the anticipated benefits of the Benfield merger.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

Explanation of Non-GAAP Measures

This press release includes supplemental information related to organic revenue growth and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue growth information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Statements of Income.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:

Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Statements of Income (Unaudited)

	First Quarter Ended
(millions except per share data)	Mar. 31, 2010	Mar. 31, 2009	Percent Change
Revenue
Commissions, fees and other	$1,891	$1,821	4%
Fiduciary investment income	13	25	(48)
Total revenue	1,904	1,846	3

Expenses
Compensation and benefits	1,163	1,014	15
Other general expenses	468	466	—
Total operating expenses	1,631	1,480	10
Operating income	273	366	(25)

Interest income	1	7	(86)
Interest expense	(34)	(29)	17
Other income (expense)	7	(1)	N/A
Income from continuing operations before income taxes	247	343	(28)
Income taxes (1)	61	108	(44)
Income from continuing operations	186	235	(21)

Income from discontinued operations before income taxes	2	91	(98)
Income taxes (2)	2	41	(95)
Income from discontinued operations	—	50	(100)

Net income	186	285	(35)
Less: Net income attributable to the noncontrolling interests	8	5	60
Net income attributable to Aon stockholders	$178	$280	(36)%

Net income attributable to Aon stockholders:
Income from continuing operations	$178	$230	(23)%
Income from discontinued operations	—	50	(100)
Net income	$178	$280	(36)%
Basic net income per share attributable to Aon stockholders:
Income from continuing operations	$0.65	$0.81	(20)%
Income from discontinued operations	—	0.18	(100)
Net income	$0.65	$0.99	(34)%

Diluted net income per share attributable to Aon stockholders:
Income from continuing operations	$0.63	$0.79	(20)%
Income from discontinued operations	—	0.17	(100)
Net income	$0.63	$0.96	(34)%

Weighted average common shares outstanding - diluted	283.4	292.0	(3)%

(1)	Tax rate for continuing operations is 24.9% and 31.5% for the first quarter ended March 31, 2010 and 2009, respectively. The underlying tax rate on continuing operations for 2010 is approximately 28%.

(2)	Tax rate for discontinued operations is 74.4% and 45.1% for the first quarter ended March 31, 2010 and 2009, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	First Quarter Ended
(millions)	Mar. 31, 2010	Mar. 31, 2009	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk and Insurance Brokerage Services	$1,574	$1,519	4%	(3)%
Consulting	322	308	5	(1)
Total Operating Segments	$1,896	$1,827	4%	(3)%

Fiduciary Investment Income
Risk and Insurance Brokerage Services	$13	$24	(46)%
Consulting	—	1	(100)
Total Operating Segments	$13	$25	(48)%

Total Revenue
Risk and Insurance Brokerage Services	$1,587	$1,543	3%
Consulting	322	309	4
Intersegment	(5)	(6)	(17)
Total	$1,904	$1,846	3%

(1)

Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Organic revenue growth, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon Corporation

Segments (Unaudited)

Risk and Insurance Brokerage Services

	First Quarter Ended
(millions)	Mar. 31, 2010	Mar. 31, 2009	Percent Change
Revenue
Commissions, fees and other	$1,574	$1,519	4%
Fiduciary investment income	13	24	(46)
Total revenue	1,587	1,543	3

Expenses
Compensation and benefits	951	837	14
Other general expenses	379	383	(1)
Total operating expenses	1,330	1,220	9

Operating income	$257	$323	(20)%

Operating margin	16.2%	20.9%

Consulting

	First Quarter Ended
(millions)	Mar. 31, 2010	Mar. 31, 2009	Percent Change
Revenue
Commissions, fees and other	$322	$308	5%
Fiduciary investment income	—	1	(100)
Total revenue	322	309	4

Expenses
Compensation and benefits	196	162	21
Other general expenses	77	77	—
Total operating expenses	273	239	14

Operating income	$49	$70	(30)%

Operating margin	15.2%	22.7%

Total Operating Income

	First Quarter Ended
(millions)	Mar. 31, 2010	Mar. 31, 2009	Percent Change
Risk and Insurance Brokerage Services	$257	$323	(20)%
Consulting	49	70	(30)
Unallocated expenses	(33)	(27)	22
Total operating income	$273	$366	(25)%

Total operating margin	14.3%	19.8%

Aon Corporation

Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Unaudited)

	First Quarter Ended
(millions)	Mar. 31, 2010	Mar. 31, 2009	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk and Insurance Brokerage Services Segment:
Retail brokerage
Americas	$487	$477	2%	3%	4%	(5)%
United Kingdom	121	116	4	6	—	(2)
Europe, Middle East & Africa	477	447	7	7	2	(2)
Asia Pacific	101	84	20	20	(1)	1
Total Retail brokerage	1,186	1,124	6	6	3	(3)
Reinsurance brokerage	388	395	(2)	4	(2)	(4)
Total Risk and Insurance Brokerage Services	1,574	1,519	4	6	1	(3)
Consulting Segment:
Consulting services	275	263	5	6	—	(1)
Outsourcing	47	45	4	7	1	(4)
Total Consulting	322	308	5	6	—	(1)
Total Operating Segments	$1,896	$1,827	4%	6%	1%	(3)%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	First Quarter Ended March 31, 2010
(millions)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue	$1,587	$322	$(5)	$1,904

Operating income (loss) - as reported	$257	$49	$(33)	$273
Restructuring charges	69	7	—	76
Operating income (loss) - as adjusted	$326	$56	$(33)	$349

Operating margins - as adjusted	20.5%	17.4%	N/A	18.3%

	First Quarter Ended March 31, 2009
(millions)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue	$1,543	$309	$(6)	$1,846

Operating income (loss) - as reported	$323	$70	$(27)	$366
Restructuring charges	40	3	—	43
Pension curtailment	(58)	(21)	(4)	(83)
Benfield integration costs	10	—	—	10
Anti-bribery and compliance initiatives	1	—	—	1
Operating income (loss) - as adjusted	$316	$52	$(31)	$337

Operating margins - as adjusted	20.5%	16.8%	N/A	18.3%

	First Quarter Ended
	March 31,
(millions except per share data)	2010	2009
Operating income - as adjusted	$349	$337
Interest income	1	7
Interest expense	(34)	(29)
Other income (expense)	7	(1)
Income from continuing operations before income taxes - as adjusted	323	314
Income taxes (2)	80	90
Income from continuing operations - as adjusted	243	224
Less: Net income attributable to noncontrolling interests	8	5
Income from continuing operations attributable to Aon stockholders - as adjusted	$235	$219

Diluted earnings per share from continuing operations - as adjusted	$0.83	$0.75

Weighted average common shares outstanding - diluted	283.4	292.0

(1)	Certain noteworthy items impacting operating income in 2010 and 2009 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)

Tax rate for continuing operations is 24.9% and 31.5% for the first quarter ended March 31, 2010 and 2009, respectively (U.S. GAAP). All reconciling items are taxed at the effective tax rate. However, the 2009 U.S. GAAP effective tax rate was adjusted to 28.7% to exclude the impact of the 40% tax rate applied to the $83 million U.S. pension curtailment gain.

Aon Corporation

Restructuring Plans (Unaudited) (1)

2007 Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2007	Full Year 2008	Full Year 2009	First Quarter 2010	Total to Date	Estimated Total
Workforce reduction	$17	$166	$251	$57	$491	$510
Lease consolidation	22	38	78	6	144	149
Asset impairments	4	18	15	1	38	39
Other costs associated with restructuring	3	29	13	3	48	52
Total restructuring and related expenses	$46	$251	$357	$67	$721	$750

By Segment:

Risk and Insurance Brokerage Services	$41	$234	$322	$60	$657	$683
Consulting	5	17	35	7	64	67
Total restructuring and related expenses	$46	$251	$357	$67	$721	$750

Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (2)	Full Year 2009	First Quarter 2010	Total to Date	Estimated Total
Workforce reduction	$32	$38	$5	$75	$93
Lease consolidation	22	14	3	39	55
Asset impairments	—	2	—	2	4
Other costs associated with restructuring	1	1	1	3	3
Total restructuring and related expenses	$55	$55	$9	$119	$155

(1)

In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”; lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)	Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$422	$217
Short-term investments	312	422
Receivables, net	1,983	2,052
Fiduciary assets (1)	11,089	10,835
Other current assets	462	463
Total Current Assets	14,268	13,989
Goodwill	5,887	6,078
Intangible assets, net	770	791
Fixed assets, net	452	461
Investments	308	319
Other non-current assets	1,274	1,320
Total Assets	$22,959	$22,958

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$11,089	$10,835
Short-term debt and current portion of long-term debt	84	10
Accounts payable and accrued liabilities	1,269	1,535
Other current liabilities	334	260
Total Current Liabilities	12,776	12,640
Long-term debt	2,013	1,998
Pension and other post employment liabilities	1,770	1,889
Other non-current liabilities	943	1,000
Total Liabilities	17,502	17,527
Total Aon Stockholders’ Equity	5,402	5,379
Noncontrolling interests	55	52
Total Equity	5,457	5,431
Total Liabilities and Equity	$22,959	$22,958

(1) Includes short-term investments:  2010 - $3,600, 2009 - $3,329.

Aon Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter Ended
(millions)	March 31, 2010	March 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$186	$285
Adjustments to reconcile net income to cash provided by operating activities:
Gains from sales of businesses, net	(6)	(92)
Depreciation and amortization	58	60
Stock compensation expense	66	40
Deferred income taxes	(12)	14
Change in assets and liabilities:
Change in funds held on behalf of clients	396	512
Receivables, net	45	179
Accounts payable and accrued liabilities	(274)	(260)
Restructuring reserves	(1)	(8)
Current income taxes	65	82
Pension and other post employment liabilities	(55)	(142)
Other assets and liabilities	(4)	(117)
Cash Provided by Operating Activities	464	553

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	66	7
Purchase of long-term investments	(10)	(12)
Net sales (purchases) of short-term investments - non-fiduciary	97	(193)
Net purchases of short-term investments - funds held on behalf of clients	(396)	(512)
Acquisition of businesses, net of cash acquired	(47)	(33)
Proceeds from sale of businesses	—	128
Capital expenditures	(33)	(21)
Cash Used for Investing Activities	(323)	(636)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	—	27
Purchase of treasury stock	(50)	—
Issuance of stock for employee benefit plans	35	28
Issuance (repayment) of debt	73	(1)
Cash dividends to stockholders	(41)	(41)
Cash Provided by Financing Activities	17	13

Effect of Exchange Rate Changes on Cash	47	(11)
Net Increase (Decrease) in Cash and Cash Equivalents	205	(81)
Cash and Cash Equivalents at Beginning of Period	217	582
Cash and Cash Equivalents at End of Period	$422	$501